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                                  Lycos, Inc.
             (Name of each Registrant as Specified in its Charter)

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



[GRAPHIC OMITTED]
                                                                  Lycos, Inc.
                                                       400-2 Totten Pond Road
                                                            Waltham, MA 02451
                                                            Tel: 781-370-2700
                                                            Fax: 781-370-2600
                                              Internet:  http://www.lycos.com

FOR IMMEDIATE RELEASE

Contact: Ted Philip                                  Michele Perry
         Chief Financial Officer                     Director of Communications
         Lycos, Inc.                                 Lycos, Inc.
         781-370-2700                                781-370-2700
         tphilip@lycos-inc.com                       mperry@lycos-inc.com

                    LYCOS REPORTS 120% INCREASE IN REVENUES

                          Earnings Per Share of $1.05
                     Pro Forma Earnings Per Share of $0.07
                        Operating Margins Improve to 8%
                     148 Million Average Daily Page Views

Waltham, Mass., May 17, 2000 -- Lycos, Inc. (NASDAQ: LCOS), the Internet's premier global media network, today announced financial results for its third quarter ended April 30, 2000. Revenues for the quarter were $78.6 million, representing an increase of 15% over the previous quarter ended January 31, 2000 and a 120% increase over the comparable period from the previous fiscal year. The Company reported net income of $7.9 million or $0.07 per share for the quarter before amortization of goodwill, merger-related expenses and other non-recurring items. This compares to a net loss of $1.0 million or ($0.01) per share before amortization of goodwill for the comparable period from the previous fiscal year. Diluted earnings per share rose to $1.05. In addition, the Company generated more than $25 million in cash during the quarter.

"The continued improvement of our operating margins reflect the leverage provided by our successful operating model," said Edward M. Philip, Lycos's chief operating officer and chief financial officer. "We will continue to take advantage of the economies of scale afforded us by our industry leading Network model."

As announced yesterday, the Company has entered into a definitive agreement with Terra Networks, S.A. (MC: TRR; NASDAQ: TRRA), the leading provider of Internet access and interactive content and services to the Spanish- and Portuguese-speaking world, under which Terra will acquire Lycos in a stock-for-stock transaction for $97.55 per Lycos share, subject to certain "collar" provisions. Bob Davis, president and CEO of Lycos, Inc. will be chief executive officer of the new company, to be called Terra Lycos, and Ted Philip, chief financial officer and chief operating officer of Lycos, Inc., will serve as chief financial officer of Terra Lycos. Upon completion of the transaction, which is expected to be tax-free to Lycos shareholders, Lycos shareholders will own approximately 37% to 46% of Terra Lycos. Terra and Lycos expect pro forma 2000 revenues of approximately $500 million and together currently have an estimated 50 million unique users and 175 million page views per day. The transaction is expected to be completed in the third quarter of calendar year 2000, subject to shareholder and regulatory approval. Additional transaction details are available in the replay of yesterday's teleconference, accessible via telephone at 877-375-1352 or via the Web at http://broadstreet.fp.sandpiper.net.

"With this one transaction, our company will become a global Internet powerhouse," said Bob Davis, president and CEO of Lycos, Inc. "As demonstrated by our consistently strong financial performance, Lycos has the business model to succeed. By combining with Terra we can apply our successful strategy on a much larger scale. Terra Lycos will be a truly global Internet company with operations in 37 countries and leading positions in multiple high- growth markets. The new company's unique platform, which converges Internet services, new media, branded content, e-commerce, and next-generation communication technologies, will take Lycos to the next level."

Worldwide traffic to the Lycos Network averaged 148 million page views per day in April, up 21% over the previous quarter. Lycos's global media network today offers services in 25 countries and 65 sites throughout the world and in 13 languages. Registered users grew 15% to 55 million worldwide, with new users signing up at a rate of 90,000 per day.

                                     Lycos Third Quarter Financial Results-- 2

"Along with the Terra transaction, Lycos continued to improve its position this quarter as a global leader through an alliance with Bell Canada making Lycos the leading Canadian portal," said Davis. "In addition, we completed a $650 million public offering of our European JV, creating more than $2 billion in value for Lycos."

Key accomplishments for the quarter:

Strategic Milestones

o Lycos Europe raised approximately $650 million in its Initial Public Offering on the Neuer Markt in Germany.

o Lycos launched a free Internet access service, Lycos Free Internet Access (http://free.lycos.com), to complement the high quality, free dial-up access services offered by its joint venture partners in Europe and Asia.

o Bell Canada and Lycos announced the creation of a new Internet company, Sympatico-Lycos, to provide Canadians with expanded Internet resources for the business-to-consumer marketplace. The move establishes Lycos as the number one player in the Canadian Internet market as the joint venture becomes the exclusive consumer portal for Sympatico dial-up and broadband services. As part of the agreement, Bell Canada will invest $45 million in the venture. Separately, Bell ActiMedia and Lycos signed a $40 million multi-year distribution agreement.

o Lycos Asia, a joint venture between Lycos and Singapore Telecom, announced the launch of Lycos Malaysia, a localized Lycos site located at http://www.lycosasia.com.my/.

o Lycos successfully launched LycosLabs, a new Internet accelerator. LycosLabs will focus on financing and incubating new businesses that have the greatest synergies with the core competencies and long range goals of the Lycos Network.

o Lycos acquired Valent Software Corporation, maker of NetClubs, a leading Internet community services platform, for $45 million in stock. Valent's NetClubs powers Lycos Clubs, a core community service within the Lycos Network providing the infrastructure and tools to link more than 62,000 separate online clubs that convene regularly across the Lycos Network.

Wireless

Lycos is pursuing an aggressive wireless strategy, and in the third quarter, formed a series of strategic wireless alliances:

o Lycos announced it offers wireless-enabled alert technologies and other user-driven personalization solutions for wireless devices, powered by Puma Technology. When Lycos users activate the new tool on the search results page, they will receive automatic notification of any updates to the search results. Users have the flexibility to designate phones, pagers, handheld devices or their e-mail address as the destination for their notification message.

o AnyDay.com, provider of comprehensive, online calendar services, and Lycos signed a $12 million distribution agreement. Under the terms of the agreement, AnyDay will provide Lycos Calendar AnyDay, a wireless-enabled, comprehensive, co-branded online calendar service to Lycos Network users.

o Pixo, Inc., a leading developer of mobile commerce solutions, and Lycos, Inc. announced that they are working together to extend Web access from the desktop to wireless phones including mobile transaction capabilities. The optimized browser and streamlined purchasing give Lycos users a better wireless Web experience.

o Handango, the world's largest Internet marketplace for handheld computing solutions, and Lycos launched a new marketplace on the Lycos Network that hosts the most comprehensive collection of handheld software, hardware and accessories for Palm and Windows-powered devices.

The Lycos Network

o Autoweb, the leading consumer automotive Internet service, and Lycos announced a four-year strategic alliance to build and jointly operate a new online automotive channel, www.autoweb.lycos.com, and deliver

                                     Lycos Third Quarter Financial Results-- 3


     unique marketing and e-commerce opportunities to the auto industry. Pursuant to the deal, Lycos acquired a 10 percent stake in Autoweb.

o Lycos and Trellix(R) announced a comprehensive technology and marketing agreement. Under the terms of the agreement, Trellix will license hosting platform technology from Lycos, enabling Trellix to offer a complete Web site building and private label hosting service to online communities. Also, Lycos now offers significantly improved features to builders on its Tripod community site. As part of the agreement, Lycos will take up to a
     9.5 percent equity stake in Trellix.

o IBM, AT&T and Lycos partnered to deliver a new broadband-enabled Internet appliance and services to Fidelity Investments(R) customers. End-users will enjoy the benefits of convenient investment planning tools, customized content, online trading, Web surfing, e-mailing and other services 24-hours a day, seven days a week--from home.

o Verio Inc., the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, and Lycos announced an agreement to market Lycos Shop membership to thousands of existing and potential on-line merchants. Together, Verio and Lycos merchants comprehensive co-branded e-commerce packages to build, operate and drive customer traffic to on-line stores.

o Intel Corporation and Lycos announced that the companies are providing free multimedia tools to both Tripod and Intel(R) WebOutfitterSM Service members. Tripod is the only major publishing site on the Web to offer free streaming services to its members.

o Lycos Zone, www.lycoszone.com, the smart engaging site on the Web for children ages three to 12, received the Wired Kids/Cyberangels "Best of the Web" award. In addition, Lycos Zone has seen traffic soar approximately 1,000 percent since its launch in September 1999.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the level of usage of the Internet and traffic to the Company's Internet site, continued acceptance of the Company's products, demand for Internet advertising, seasonal trends in advertising sales, the advertising budgeting cycles of individual advertisers, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by the Company or its competitors, the mix of the services sold and the channels through which those services are sold, pricing changes, general economic conditions and specific economic conditions in the Internet industry and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Investors and security holders are urged to read the joint proxy statement/prospectus regarding the Terra Lycos business combination transaction referenced above when it becomes available because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Terra and Lycos. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Terra and Lycos with the Commission at the Commission's Web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained by directing a request to Lycos Investor Relations investor.relations@lycos.com or 781-370-2875.

About Lycos, Inc. (http://www.lycos.com)
Founded in 1995, Lycos, Inc. is a leading Web media company and owner of the Lycos Network, one of the most visited hubs on the Internet reaching nearly one out of every two U.S. Web users. The Lycos Network is a unified set of Web sites, attracting a diverse audience by offering a variety of services, including leading Web search and navigation resources; Web community and communications services including free homepage building, free Web- based e-mail, clubs, chat, instant messaging; a personalized My Lycos start page; a comprehensive shopping center featuring more than 2,400 merchants; and an assortment of compelling content such as games, music, news, fun and educational information and activities for kids as well as information about investing, technology, entertainment, sports, small business, travel and more. The Lycos Network is composed of Lycos.com, Tripod, WhoWhere, Angelfire, MailCity, HotBot, HotWired, Wired News, Webmonkey, Suck.com, Sonique, Quote, Gamesville and Lycos Zone. Headquartered near Boston in Waltham, Mass., Lycos, Inc. is a global Internet leader with a major presence throughout the U.S., Europe, Asia and Latin America.

(C)2000 Lycos, Inc. all rights reserved. Lycos(R)is a trademark of Carnegie Mellon University. All other product or service marks mentioned herein are those of respective owners.

                                     Lycos Third Quarter Financial Results-- 4


                                  LYCOS, INC.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
               EXCLUDING MERGER AND ACQUISITION-RELATED EXPENSES
                     AND OTHER NON-RECURRING ITEMS (1)(2)
                     (In thousands except per share data)


                                                        Three Months Ended         Nine Months Ended
                                                             April 30,                 April 30,
                                                     ----------------------    ----------------------
                                                        2000         1999         2000         1999
                                                     ----------------------    ----------------------
                                                           (Unaudited)               (Unaudited)
Revenues:
   Advertising                                       $  51,568    $  24,388    $ 134,734    $  63,470
   E-Commerce, license and other                        27,035       11,450       68,302       28,623
                                                     ---------    ---------    ---------    ---------
     Total revenues                                     78,603       35,838      203,036       92,093

Cost of revenues                                        13,764        7,277       38,118       19,241
                                                     ---------    ---------    ---------    ---------

     Gross profit                                       64,839       28,561      164,918       72,852

Operating expenses:
   Research and development                             12,570        6,613       33,597       18,193
   Sales and marketing                                  38,921       20,714      106,866       55,053
   General and administrative                            7,083        3,604       20,724        9,593
                                                     ---------    ---------    ---------    ---------
Total operating expenses, excluding merger and
   acquisition-related expenses and other non-
   recurring items                                      58,574       30,931      161,187       82,839
                                                     ---------    ---------    ---------    ---------
Pro forma operating income (loss), excluding
   merger and acquisition-related expenses and
   other non-recurring items                             6,265       (2,370)       3,731       (9,987)

Interest income, net                                     8,034        1,415       12,144        4,886
Minority interest and other, net                        (1,090)        --         (1,090)        --
                                                     ---------    ---------    ---------    ---------
Pro forma net income (loss), before taxes,
   excluding merger and acquisition-related
   expenses and other non-recurring items               13,209         (955)      14,785       (5,101)
                                                     ---------    ---------    ---------    ---------

Provision for income taxes                               5,284         --          6,526         --
                                                     ---------    ---------    ---------    ---------
Pro forma net income (loss), excluding merger
   and acquisition-related expenses and other non-
   recurring items                                   $   7,925    $    (955)   $   8,259    $  (5,101)
                                                     =========    =========    =========    =========
Pro forma basic and diluted net income (loss) per
   share, excluding merger and acquisition-related
   expenses and other non-recurring items            $    0.07    $   (0.01)   $    0.08    $   (0.06)
                                                     =========    =========    =========    =========
Weighted average shares used in computing pro
   forma net income (loss) per share excluding
   merger and acquisition-related expenses and
   other non-recurring items (2)                       109,949       89,810      103,463       88,665
                                                     =========    =========    =========    =========

(1) These pro-forma consolidated financial statements exclude merger and acquisition related expenses, including the amortization of goodwill and non-recurring expenses and gains related to: a legal settlement, international joint ventures and Lycos Ventures, L.P. They do not purport to be financial statements prepared in accordance with Generally Accepted Accounting Principles.

(2) These pro-forma consolidated financial statements have been restated to reflect the acquisition of Gamesville, Inc., accounted for as a pooling of interests. Weighted average shares used in computing basic and diluted pro forma net income (loss) per share for the three and nine months ended April 30, 2000 include Lycos common stock from the conversion of Gamesville, Inc. common stock and preferred stock on December 3, 1999, which is included as outstanding for all periods presented, the conversion of Quote.com, Inc. common stock, preferred stock and warrants on December 6, 1999, and the conversion of Valent Software Corporation common stock, preferred stock and options on February 2, 2000.

                                     Lycos Third Quarter Financial Results-- 5


                                  LYCOS, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                     (In thousands except per share data)


                                                        Three Months Ended         Nine Months Ended
                                                             April 30,                 April 30,
                                                     ----------------------    ----------------------
                                                        2000         1999         2000         1999
                                                     ----------------------    ----------------------
                                                           (Unaudited)               (Unaudited)
Revenues:
   Advertising                                       $  51,568    $  24,388    $ 134,734    $  63,470
   E-Commerce, license and other                        27,035       11,450       68,302       28,623
                                                     ---------    ---------    ---------    ---------
     Total revenues                                     78,603       35,838      203,036       92,093

Cost of revenues                                        13,764        7,277       38,606       19,241
                                                     ---------    ---------    ---------    ---------

     Gross profit                                       64,839       28,561      164,430       72,852

Operating expenses:
   Research and development                             12,570        6,613       34,033       18,193
   Sales and marketing                                  38,921       20,714      106,866       55,053
   General and administrative                            8,483        3,604       24,444        9,593
   Amortization of intangible assets                    37,191       12,274       96,872       35,687
                                                     ---------    ---------    ---------    ---------
     Total operating expenses                           97,165       43,205      262,215      118,526
                                                     ---------    ---------    ---------    ---------
Operating loss                                         (32,326)     (14,644)     (97,785)     (45,674)

Interest income, net                                     8,034        1,415       12,144        4,886
Minority interest and other, net                        (1,090)        --         (1,090)        --
Equity share of income in affiliates, net              (13,643)        --        (11,756)        --
Gain on sale of investment                             270,237         --        270,237       10,120
                                                     ---------    ---------    ---------    ---------

Net income (loss) before income taxes                $ 231,212    $ (13,229)   $ 171,750    $ (30,668)
                                                     ---------    ---------    ---------    ---------

Provision for income taxes                             108,802         --        111,255         --
                                                     ---------    ---------    ---------    ---------

Net income (loss)                                    $ 122,410    $ (13,229)   $  60,495    $ (30,668)
                                                     =========    =========    =========    =========

Basic net income (loss) per share                    $    1.11    $   (0.15)   $    0.58    $   (0.35)
                                                     =========    =========    =========    =========

Diluted net income (loss) per share                  $    1.05    $   (0.15)   $    0.55    $   (0.35)
                                                     =========    =========    =========    =========

Weighted average shares used in computing
   basic net income (loss) per share (1)               109,949       89,810      103,463       88,665
                                                     =========    =========    =========    =========
Weighted average shares used in computing
   diluted net income (loss) per share (1)             116,244       89,810      109,758       88,665
                                                     =========    =========    =========    =========


(1) These consolidated financial statements have been restated to reflect the acquisition of Gamesville, Inc., accounted for as a pooling of interests. Weighted average shares used in computing basic and diluted net income
     (loss) per share for the three and nine months ended April 30, 2000 include Lycos common stock from the conversion of Gamesville, Inc. common stock and preferred stock on December 3, 1999, which is included as outstanding for all periods presented, the conversion of Quote.com, Inc. common stock, preferred stock and warrants on December 6, 1999, and the conversion of Valent Software Corporation common stock, preferred stock and options on February 2, 2000.

                                     Lycos Third Quarter Financial Results-- 6

                                  LYCOS, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS (1)
                                (In thousands)


                                             April 30,      July 31,
                                               2000           1999
                                            -----------    -----------
                                            (Unaudited)
Assets
    Cash and cash equivalents               $  652,684     $  166,506
Accounts receivable, net                        30,783         25,830
License fees receivable                        131,768        119,872
Property and equipment, net                     10,759          7,726
Investments                                    426,117         48,001
Intangible assets, net                         535,510        505,682
Other assets, net                               13,187         16,182
                                            ----------     ----------

  Total assets                              $1,800,808     $  889,799
                                            ==========     ==========


Liabilities and stockholders' equity
Accounts payable and accrued expenses       $   50,058     $   24,692
Deferred revenues                              155,922        119,950
Other liabilities                              107,084          5,687
                                            ----------     ----------
  Total liabilities                            313,064        150,329
                                            ----------     ----------

Stockholders' equity                         1,487,744        739,470
                                            ----------     ----------

  Total liabilitiies and stockholders'
    equity                                  $1,800,808     $  889,799
                                            ==========     ==========

(1) These consolidated financial statements have been restated to reflect the acquisition of Gamesville, Inc., accounted for as a pooling of interests.